NEWS RELEASE

Release Date: Tuesday, September 14, 2010 Release Time: At Market Close Contact: Eric E. Stickels, Executive Vice President & CFO Phone: (315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

    Oneida, NY, September 14, 2010 – Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (the “Company”) (Nasdaq:ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of September 28, 2010 and will be paid on October 12, 2010.

    Kallet stated, “Oneida Financial Corp. has a consistent record of paying cash dividends to our stockholders since 1998.”  Kallet continued, “In connection with the Company’s recently completed conversion and second step stock offering, the Company indicated our intention to begin paying cash dividends on a quarterly basis.”

    Oneida Financial Corp. reported total assets at June 30, 2010 of $613.3 million and stockholders’ equity of $60.7 million.  On July 7, 2010 the Company reported the completion of the conversion from the mutual holding company structure and related public offering to a stock form holding company that is fully owned by the public with gross proceeds of $31.5 million raised in new common equity of the Company.  The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and financial services company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management.  Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.